CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - FEBRUARY 2010
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (701,558.906 units) at January 31, 2010         $ 1,558,831,433
Additions of 0.000 units on February 28, 2010                                 0
Redemptions of (17,102.810) units on February 28, 2010              (38,501,684)
Offering Costs                                                         (235,942)
Net Income (Loss) - February 2010                                    20,743,909
                                                                ---------------

Net Asset Value (684,456.096 units) at February 28, 2010        $ 1,540,837,716
                                                                ===============

Net Asset Value per Unit at February 28, 2010                   $      2,251.19
                                                                ===============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                    $   (31,251,048)
    Change in unrealized                                             50,696,866
  Gains (losses) on forward and options on forward contracts:
    Realized                                                          4,718,606
    Change in unrealized                                              5,721,166
  Net Investment income (loss)                                          596,200
                                                                ---------------

                                                                     30,481,790
                                                                ---------------

Expenses:
  Brokerage fee                                                       9,612,496
  Performance fee                                                             0
  Operating expenses                                                    125,385
                                                                ---------------

                                                                      9,737,881
                                                                ---------------

Net Income (Loss) - February 2010                               $    20,743,909
                                                                ===============

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                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on February 28, 2010                   $     2,251.19

Net Asset Value per Unit on January 31, 2010                    $     2,221.95

Unit Value Monthly Gain (Loss) %                                          1.32%

Fund 2010 calendar YTD Gain (Loss) %                                     (5.98)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Fixed Income and Currencies Drive Gains in February...

The first half of February was somewhat subdued as the market digested mixed U.S. employment numbers versus the unemployment rate. By mid-month, the Federal Reserve surprised the markets by deciding to hike the discount rate, in a clear sign that the pace of their exit strategy may be more aggressive than originally anticipated. Our long position in short-term rates, both in the U.S. and Europe, fueled strong gains in the sector for the remainder of the month.

Gains were also recorded in currency trading as the Euro currency weakened against most majors on accelerated sovereign fears evidenced by the record high cost of insuring Greek and Portuguese debt.

Global equity indices trading produced small losses for the Fund as a result of dealing with diverse global macroeconomic challenges (weakening Euro, China central bank intervention and U.S. employment and earnings season results). While the market finished generally negative in Europe and Asia, the U.S. managed to record a gain on largely upbeat fourth quarter earnings announcements with many S&P constituents beating consensus expectations.

Commodity trading resulted in generally negative results as the structural imbalances in Europe, and the strong relative performance of the U.S. economy versus the Eurozone helped "de-link" Europe from the risk trade, keeping commodities in alignment with U.S. stocks. While energy prices rallied for most of the month, precious metals sold off early only to turn positive as the market used gold as a safe haven against Eurozone turmoil.

As always, please do not hesitate to call if we can be of any assistance.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
General Partner
Campbell Strategic Allocation Fund, L.P.